EXHIBIT 99.1

Contact:
Megan Burling
Director, Corporate Communications
617-928-0820
mburling@matritech.com

Matritech Reports Second Quarter Financial Results

— Sales of NMP22® Products Up 102% Over the Same Period in 2003 —

Newton, Mass. (August 3, 2004) – Matritech, Inc. (AMEX: MZT), a leading developer of protein-based diagnostic products for the early detection of cancer, today reported financial results for the second quarter ended June 30, 2004.

Revenues for the second quarter of 2004 were $1,682,029, the highest in corporate history, compared with $1,137,966 for the second quarter of 2003, an increase of 48%. This increase was due primarily to greater sales of NMP22® BladderChek® Tests, as well as favorable foreign currency translations. Revenue recognized from Matritech’s NMP22® bladder cancer product line increased 102% during the quarter to $1,138,473, as compared with $563,019 in the second quarter of 2003. NMP22 BladderChek Test sales accounted for approximately 79% of sales in the NMP22 product line in the second quarter of 2004.

The Company reported a loss from operations of $2,437,122 for the quarter ended June 30, 2004, compared with a loss of $1,695,292 for the same period in 2003. This 44% increase in loss from operations was due primarily to the increased expenses of staffing our direct-to-urologist sales force and sales-related marketing expenses as well as expenses incurred to comply with Sarbanes-Oxley requirements. The Company reported a net loss of $3,221,261, or $0.08 per share, for the quarter ended June 30, 2004, compared with a net loss of $1,866,439, or $0.06 per share, for the same period in 2003. This 73% increase in net loss was due primarily to amortization of non-cash charges related to financing transactions, as well as the expenses described above.

Revenues for the six months ended June 30, 2004 were $3,115,656, compared with $2,053,493 for the six months ended June 30, 2003, an increase of 52%. Revenue recognized from Matritech’s NMP22® tests for bladder cancer increased 124% during the first six months of 2004 to $2,067,254, as compared with $924,786 in the first six months of 2003. As in the second quarter, this increase was due primarily to sales of our NMP22® BladderChek® point-of-care test.

The Company reported a loss from operations of $4,527,312 for the six months ended June 30, 2004, compared with a loss of $3,664,784 for the same period in 2003. The Company reported a net loss of $5,913,505, or $0.15 per share, for the six months ended June 30, 2004, compared with a net loss of $3,821,039, or $0.12 per share, for the same period in 2003.

“As our efforts to make the NMP22 BladderChek Test a standard of care for the diagnosis of bladder cancer continue to show significant promise, we are pleased to begin turning our attention to our other products in development. The start of the Sysmex pre-clinical trial utilizing our NMP179 technology for the automated detection of cervical cancer was an exciting milestone in the second quarter. Following clinical trials and regulatory approval, it is Sysmex’s goal to have this product on the market in 2006. Our contract with Sysmex calls for it to make milestone payments as well as royalty payments to us based on sales of proprietary antibodies we supply for this product. Although Sysmex must secure regulatory approval for this new system, particularly FDA approval, we believe that royalties and milestone payments from our arrangement with Sysmex could contribute significantly to our bottom line,” said Stephen D. Chubb, Chairman and Chief Executive Officer of Matritech, Inc.

“As we have expanded our sales force to 17 territories in the United States, we continue to see the benefits of this direct-to-doctor selling relationship. At the American Urological Association meeting in May, we introduced hundreds of new customers to the NMP22 BladderChek Test and we expect to see the fruits of those introductions throughout the rest of the year and beyond,” said David L. Corbet, President and Chief Operating Officer of Matritech, Inc.

During the second quarter of 2004, Matritech:

  Signed an agreement with Wampole Laboratories, a wholly owned subsidiary of Inverness Medical Innovations, Inc. for the distribution of the NMP22® Test Kit in the US,
  Gained additional clinical recognition with an independent study on the NMP22 BladderChek Test presented at the American Urological Association conference, and
  Received an additional U.S. Patent covering methods of using nuclear matrix proteins (NMPs) present in bodily fluids to detect a variety of cancers.

Scheduled Conference Call:
Matritech has scheduled a conference call at 8:30 a.m. on Tuesday, August 3, 2004 to discuss the results of operations for the second quarter of 2004. This call is being web cast by CCBN and can be accessed at Matritech’s website at www.matritech.com under “Investor Relations”.

About Matritech:
Matritech is using its patented proteomics technology to develop diagnostics for the detection of major cancers. The Company’s first two products, the NMP22® Test Kit and NMP22® BladderChek® Test, have been approved for both the monitoring and diagnosis of bladder cancer. The NMP22 products are based on Matritech’s proprietary nuclear matrix protein (NMP) technology, exclusively licensed from the Massachusetts Institute of Technology, which correlates levels of NMPs in body fluids to the presence of cancer. The Company has discovered other proteins associated with cervical, prostate, breast and colon cancer and is, with its own research staff and through strategic alliances, in various stages of research and development currently targeted to applications for cervical, prostate and breast cancer. More information about Matritech is available at www.matritech.com.

Statement Under the Private Securities Litigation Reform Act
Any forward-looking statements related to the Company’s expectations regarding its current and future products, business prospects, and the results of operations or financial position, expected financial performance and expected customer sales are subject to a number of risks and uncertainties, many of which are beyond the Company’s control. These include but are not limited to, risks related to unforeseen technical obstacles in completing development of new products, unforeseen delays in, or denials of, FDA and other regulatory approvals, future product demand and pricing, performance of distributors and partners, the timing of orders from distributors, competitive products and technical developments, general business and economic conditions and those other risk factors described in the Company’s periodic reports and registration statements as filed with the Securities and Exchange Commission. These forward-looking statements are neither promises nor guarantees. There can be no assurance that the Company’s expectations for its products or future financial performance will be achieved. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Matritech undertakes no responsibility to update any such forward-looking information.

— Financial Results Follow —

Matritech, Inc.
Financial Highlights

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2003	2004	2003	2004

Revenues	$1,137,966	$1,682,029	$2,053,493	$3,115,656

Cost of sales	524,984	645,790	1,071,715	1,185,166
Research, development and
clinical expense	666,206	690,333	1,397,888	1,405,779
Selling, general and
administrative expense	1,642,068	2,783,028	3,248,674	5,052,023

Loss from operations	(1,695,292)	(2,437,122)	(3,664,784)	(4,527,312)

Interest income	22,469	29,068	43,948	49,026
Interest expense	193,616	813,207	200,203	1,435,219

Net Loss	$(1,866,439)	$(3,221,261)	$(3,821,039)	$(5,913,505)

Basic/diluted
net loss per share	$(0.06)	$(0.08)	$(0.12)	$(0.15)

Basic/diluted
weighted average
number of common
shares outstanding	32,120,388	41,473,897	32,120,186	39,084,829

	December 31,	June 30,
	2003	2004

Cash & cash equivalents	$7,518,124	$8,967,505
Working capital	5,434,456	7,105,546
Total assets	10,418,320	12,093,866
Long-term debt	1,338,062	678,163
Stockholders' equity	4,798,230	7,070,572